UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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THE QUIGLEY CORPORATION
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On May 12, 2009, The Quigley Corporation issued the following press release.

FOR IMMEDIATE RELEASE

CONTACT:	Media	Investor Relations
	Karen Pineman	Carl Hymans
	G.S. Schwartz & Co.	G.S. Schwartz & Co.
	212.725.4500	212.725.4500
	kpineman@schwartz.com	carlh@schwartz.com

QUIGLEY CORPORATION RECEIVES SUPPORT FROM LEADING INDEPENDENT PROXY ADVISORY FIRMS

RiskMetrics and Glass Lewis Reject Dissident Stockholder Ted Karkus, Citing Failure to Provide Detailed Business Plan

Doylestown, PA (May 12, 2009) The Quigley Corporation (NASDAQ: QGLY) www.quigleyco.com, today announced that the world’s leading independent proxy advisory firms RiskMetrics Group (“RMG”), (formerly ISS-Institutional Shareholder Services), and Glass Lewis & Co. have recommended that stockholders vote the Quigley Corporation WHITE proxy card and reject dissident investor Ted Karkus’ solicitation seeking control of the Board of Directors at the Company’s upcoming annual meeting to be held on May 20, 2009. Both governance advisory services noted that Mr. Karkus has not provided a detailed plan to manage the Company.

In its report, issued on May 10, 2009, Glass Lewis states that the Dissident has failed to justify the removal of the incumbent Directors and the election of its nominees.  With that, Glass Lewis also notes that just one of the dissident nominees has relevant pharmaceutical industry exposure and public company board experience.  It is Glass Lewis’ opinion that the incumbent Board and management have an effective plan in place and note the long-term performance of the Company’s Pharma business.  Accordingly, Glass Lewis indicated that the election of the Dissident nominees is not warranted at this time and recommends that shareholders vote FOR all the Quigley Corporation incumbent nominees.

In its report, dated May 10, 2009, RMG stated that it believes that Mr. Karkus’ plan is “very general and lacks specifics,” thereby making it difficult for shareholders to know what they would do differently.   RMG noted that it requires from the dissidents a well-reasoned and detailed business plan (including the dissidents' strategic initiatives), a transition plan that describes how the change in control of the company will be effected, and if applicable, the identification of a qualified and credible new management team.  As RMG notes the dissident have not met these requirements and accordingly RMG cannot recommend support for the dissident nominees.

Glass Lewis has given its full support for the reelection of the Board of Directors of The Quigley Corporation.  RMG supports a partial slate of the Company’s Directors, recommending that stockholders vote the WHITE proxy card and withhold from three of seven incumbent nominees only, to preclude the dissidents from gaining a majority board recommendation.

Guy Quigley, CEO and Chairman, stated, “We are pleased that the two leading independent proxy advisory firms have each recommended that stockholders vote the White proxy card and reject the dissidents' control-seeking solicitation. However, The Quigley Corporation respectfully disagrees with the RMG recommendation and continues to believe re-election of its full slate of Directors is in the best interest of all stockholders.   We urge all stockholders to return the WHITE proxy card today.”

About The Quigley Corporation
The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc., which consists of two FDA approved facilities to manufacture COLD-EEZE® lozenges as well as fulfill other contract manufacturing opportunities, and Quigley Pharma Inc. (http://www.QuigleyPharma.com) which conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

Important Additional Information
The Quigley Corporation (“Quigley” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on April 2, 2009 in connection with the 2009 Annual Meeting of Stockholders and began the process of mailing the definitive proxy statement and a WHITE proxy card to stockholders. The Company’s stockholders are strongly advised to read Quigley’s proxy statement as it contains important information. Stockholders may obtain an additional copy of Quigley’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07814. In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at quigley@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Quigley’s stockholders is available in Quigley’s definitive proxy statement filed with SEC on April 2, 2009.